For Immediate Release

Contacts:  Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@linmedia.com

LIN TV Corp. Announces Stock Repurchase Program

PROVIDENCE, RI, November 7, 2011 – LIN TV Corp. (“LIN Media”; NYSE: TVL) today announced that its Board of Directors has approved a stock repurchase program. Under the program, LIN Media is authorized to repurchase up to $25 million of its class A common stock over the next 12 months.

The Company expects the purchases to be made from time to time in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan.  The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The program may be amended, suspended or terminated at any time. The class A common stock acquired through the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, stock option exercises, or other employee and director stock plans.

About LIN Media

LIN Media, along with its subsidiaries, is a local multimedia company that owns, operates or services 32 network-affiliated broadcast television stations, interactive television station and niche web sites, and mobile platforms in 17 U.S. markets. LIN Media's online advertising business, RMM, leverages unique technology, new product innovation and customized interactive and mobile advertising solutions to deliver measurable results to local, regional and national clients.  For more information, please visit www.linmedia.com.

Forward-Looking Statements

Certain information contained in this news release, including statements relating to the projected amount of stock that may be repurchased under the program, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.